                                                                    Exhibit 10.9
                              GATEWAY 2000, INC.
                           MANAGEMENT INCENTIVE PLAN



1.  PURPOSE

  The Management Incentive Plan (MIP) rewards achievement measured against established employee and company goals. It is designed to stimulate performance, productivity, teamwork, and profitability in attainment of these goals.


2.  DEFINITIONS

  The capitalized terms used in this document have the meaning set forth below unless otherwise noted.

  a. Average Annual Earnings means the average base salary paid to a participant during the Plan Year. It is the weekly weighted average of the Participant's base salary paid during the Plan Year.

  b. Key Goals are measurable, time specific and linked to the Company/Units Vision and Mission. Key Goals are developed and agreed to prior to the beginning of each Plan period by the Participant and the Participant's manager.

  c. Key Partner is an individual whose work product and cooperation is essential to successful completion of a Key Goal.

  d. Participant generally means managers and above who are designated eligible to participate in the Plan. Participation is subject to management approval each year.

  e. Multiplier for Performance means a factor between 0% and 150% that is used to express the degree to which Key Goals of a Participant have been attained.

  f. Plan Year shall mean any calendar year during which the Management Incentive Plan is in effect.

  g. Target Award Percentage is the percentage of Average Annual Earnings established by management between 10% and 100%. If a participant is promoted or substantially changes responsibility during the Plan Year, the Target Award Percent for the remaining period may be changed.


3.  ELIGIBILITY

   Employees designated as participants by management.

4.  PLAN YEAR

  Generally the MIP plan year is a 12 month period from January 1 to December
  31. Employees hired or promoted during the period may be considered for Plan participation.

5.  INCENTIVE DETERMINATION

  Awards are based on the performance of both the Participant and the Company. A Participant's performance is measured against previously established Key Goals. Each Key Goal is weighted. At the end of the plan year, the attainment of each goal is evaluated and rated separately. In addition, management will give consideration to overall total performance of the individual during the period, as well as other mitigating circumstances, and circumstances beyond the control of the individual. The ratings are from 0% to 150%. The participant's overall rating is the sum of the rated goals. A goal performance rating of 100% generally means that the Participant has satisfactorily accomplished the rated goal and met all the expectations that were determined and agreed to at the beginning of the Plan Year. A rating above 100% indicates that the Participant exceeded expected results showing initiative and producing unexpected gains for the company. Rating of less than 100% mean that the Participant has not accomplished a major portion of stated goals.

  The Company goal is evaluated by the Chief Executive Officer. The level of achievement of the Company goal is applied as a multiplier to each participant's overall rated performance to determine the final Award.

6.  INCENTIVE PAYMENTS

  The Company shall pay awards following the end of the Plan Year.

7.  APPROVALS

  Awards for officers are approved by the Compensation Committee of the Board of Directors. Awards for other participants are approved by the CEO/COO.

8.  DEFERRAL OF AWARDS

  Awards can be deferred per the terms of the Gateway 2000 Inc. Deferred Compensation Plan.

9.  ADMINISTRATION

  This program shall be administered by the Sr. Vice President, Human Resources.

10. AMENDMENT AND TERMINATION

  The Company at its discretion may amend, modify, or terminate this Plan at any time.


                                       2